Exhibit 99.1

STERIS TO ACQUIRE SYNERGY HEALTH FOR $1.9 BILLION IN CASH AND STOCK

Combination Creates a Global Leader in Infection Prevention and Sterilization

Allows Company to Further Invest in the U.S. and Accelerate International Growth

Conference Call with Senior Management at 8:30 a.m. ET

MENTOR, OHIO AND SWINDON, U.K. – October 13, 2014 – STERIS Corporation (NYSE:STE) and Synergy Health, plc (LSE:SYR) today announced that STERIS is commencing a “recommended offer” under U.K. law to acquire Synergy in a cash and stock transaction valued at £19.50 ($31.35) per Synergy share, or a total of approximately $1.9 billion, based on STERIS’s closing stock price of $56.38 per share on October 10, 2014.

Upon closing, the combined business (New STERIS) will have approximately $2.6 billion in annual revenues from over 60 countries, approximately 14,000 employees, and will bring together geographically complementary businesses. For medical device manufacturers, STERIS’s Isomedix and Synergy’s Applied Sterilization Technologies (AST) will create a leading global supplier to best serve medical device Customers with a network of 58 facilities covering 18 countries. For hospitals, the combination of STERIS’s Infection Prevention and Services businesses with Synergy’s Hospital Sterilization Services will strengthen the breadth and depth of the offering, accelerating the development of hospital sterilization outsourcing worldwide.

“Synergy’s focus on achievement, accountability, integrity and innovation has enabled it to deliver remarkable growth for its Customers, people and shareholders since its founding,” said Walt Rosebrough, President and CEO of STERIS Corporation. “We have great respect for the performance that Dr. Richard Steeves and his people have achieved, and look forward to welcoming them to the STERIS team. Together, we create a balanced portfolio of products and services that can be tailored to best serve the evolving needs of our global Customers. Once the transaction is completed, New STERIS will be a stronger global leader in infection prevention and sterilization, better-positioned to provide comprehensive solutions to medical device companies, pharma companies, and hospitals around the world.”

“Synergy shares STERIS’s commitment to growth for all of its Customers and partners, and this acquisition brings together two great companies that share a similar set of values and a strategic vision,” said Dr. Richard Steeves, CEO of Synergy Health. “The combined entity brings together the strengths of both businesses, allowing New STERIS to accomplish much more than either one of us could separately.”

New STERIS will be incorporated in the U.K. while its operational and U.S. headquarters will remain in Mentor, Ohio. Walt Rosebrough, current President and CEO of STERIS, will be the CEO of New STERIS. Mr. Rosebrough, along with New STERIS CFO, Michael Tokich, and most members of senior management, will reside in Northeast Ohio.

STERIS plans to expand the New STERIS Board to thirteen members, of whom ten will be the current STERIS Directors and three will be current Synergy Directors. Included in the three new Directors will be Synergy Chief Executive, Dr. Richard Steeves. New STERIS is expected to be listed on the New York Stock Exchange under the ticker STE. The Boards of Directors of both companies have unanimously recommended the transaction.

Financial Highlights

STERIS has agreed to pay approximately $1.9 billion in cash and stock to acquire Synergy. In fiscal 2014, Synergy generated revenue of approximately $604 million and adjusted earnings before interest expense, income taxes, depreciation and amortization (EBITDA) of approximately $161 million. (1)

Upon completion of the transaction, each outstanding share of Synergy will be converted into the right to receive £4.39 ($7.06) in cash and 0.4308 of a share of New STERIS. The per-share consideration represents a premium of 39% to Synergy’s closing stock price on October 10, 2014, the last trading day prior to the announcement, a 32% premium to the thirty trading-day volume weighted average price, and a 27% premium to the 52-week high of Synergy. At closing, STERIS shareholders will exchange each share of stock they own in STERIS for one share of stock in New STERIS. STERIS shareholders will retain ownership of approximately 70% of the New STERIS and Synergy shareholders will own approximately 30%. The transaction is expected to be taxable, for U.S. federal income tax purposes, to shareholders of STERIS.

The proposed transaction represents compelling value to both Synergy and STERIS shareholders through participation in the future growth prospects expected to result from the combination through their ownership of the combined company.

The transaction will not impact STERIS’s adjusted earnings per diluted share in fiscal 2015, which ends March 31, 2015. Upon closing, the transaction is anticipated to be significantly accretive to New STERIS’s adjusted earnings per diluted share beginning in fiscal 2016.

The transaction is expected to result in total annual pre-tax cost savings of $30 million or more, which will be phased in 50% in fiscal year 2016 and 100% thereafter, from optimizing global back-office infrastructure, leveraging best-demonstrated practices across plants, in-sourcing consumables, and eliminating redundant public company costs. In addition, as a result of incorporating New STERIS in the U.K., STERIS anticipates that the effective tax rate of New STERIS, beginning in fiscal 2016, will be approximately 25%.

The transaction is subject to certain customary closing conditions, including approvals by STERIS and Synergy shareholders as well as regulatory approvals in the U.S. and U.K., and is anticipated to close by March 31, 2015. In conjunction with the transaction, STERIS obtained a 364-Day Bridge Credit Agreement. Bank of America Merrill Lynch, J.P. Morgan and Key Bank provided committed financing in conjunction with the transaction in the amount of approximately $1.6 billion.

Lazard acted as financial advisor, and Wachtell, Lipton, Rosen & Katz and Jones Day acted as legal advisors to STERIS in connection with the acquisition. Investec Bank plc acted as financial advisor and DLA Piper acted as legal counsel for Synergy.

For more information about the transaction, please go to www.steris.com/synergy beginning at 7:00 a.m. Eastern Daylight Time today.

Conference Call

STERIS and Synergy senior management will conduct a conference call and webcast to discuss this news release today, October 13, 2014, at 8:30 a.m. Eastern Daylight Time (1:30 p.m. British Standard Time). The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-800-369-8428 in the United States and Canada, or 1-773-799-3378 internationally, then referencing the password “STERIS”.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern Daylight Time on October 13, 2014, either over the Internet at www.steris-ir.com or via phone by calling 1-866-479-2462 in the United States and Canada, and 1-203-369-1537 internationally.

An overview presentation of the transaction can also be viewed at www.steris-ir.com.

About STERIS

The mission of STERIS Corporation is to help our Customers create a healthier and safer world by providing innovative healthcare and life science product and service solutions around the globe. As a leading provider of infection prevention and other procedural products and services, the Company is focused primarily on healthcare, medical device, and pharmaceutical and research Customers. The Company offers its Customers a unique mix of innovative capital equipment products, such as sterilizers and surgical tables; connectivity solutions, such as operating room integration; consumable products, such as detergents, skin care products, and gastrointestinal endoscope accessories; services, including equipment installation and maintenance, microbial reduction of medical devices, instrument and scope repair solutions, and laboratory testing services.

STERIS is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

About Synergy

Synergy is a global leader in outsourced sterilization services for medical device manufacturers, hospitals and other industries, based in the United Kingdom (U.K.). The Company offers services that support their Customers’ ability to improve the quality and efficiency of their activities, while reducing risks to their patients and clients. Synergy is listed on the London Stock Exchange under the symbol SYR. For more information, visit www.synergyhealthplc.com.

(1)	Synergy’s financial statements are prepared in accordance with International Financial Reporting Standards as adopted for use in the European Union. Adjusted earnings before interest expense, income taxes, depreciation and amortization is defined by Synergy as operating profit excluding interest expense, income taxes, depreciation, amortization (EBITDA), non-recurring items and acquisition-related costs in the consolidated financial statements. Further information can be found in the Annual Report and Accounts 2014 of Synergy.

Contact Information:

All media – Stephen Norton at (440) 392-7482

STERIS Investors – Julie Winter at (440) 392-7245

Synergy Investors – Dr. Richard Steeves at +44 1793 891 851

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NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

No Offer or Solicitation

This document is provided for informational purposes only and does not constitute an offer to sell, or an invitation to subscribe for, purchase or exchange, any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law.

Forward-Looking Statements

This document may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to Synergy or STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this document and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described herein and in STERIS and Synergy’s other securities filings, including Item 1A of STERIS’s Annual Report on Form 10-K for the year ended March 31, 2014 dated May 29, 2014 and in Synergy’s annual report and accounts for the year ended 30 March 2014 (section headed “principal risks and uncertainties”). Many of these important factors are outside of STERIS’s or Synergy’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described herein or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, consent decree, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products and the consent decree are summaries only and should not be considered the specific terms of the decree or product clearance or literature. Unless legally required, STERIS and Synergy do not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the receipt of approval of both STERIS’s shareholders and Synergy’s shareholders, (b) the regulatory approvals required for the transaction not being obtained on the terms expected or on the anticipated schedule, (c) the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction, (d) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in connection with the transaction within the expected time-frames or at all and to successfully integrate Synergy’s operations into those of STERIS, (e) the integration of Synergy’s operations into those of STERIS being more difficult, time-consuming or costly than expected, (f) operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the transaction, (g) the retention of certain key employees of Synergy being difficult, (h) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including, if the transaction is consummated, changes in tax laws that would result in New STERIS being treated as a domestic corporation for United States federal tax purposes, (i) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (j) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (k) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning notices or letters, government investigations, the outcome of any pending FDA requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect Company performance, results, prospects or value, (l) the potential of international unrest, economic downturn or effects of currencies, tax assessments, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (m) the possibility of reduced demand, or reductions in the rate of growth in demand, for products and services, (n) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS and Synergy’s businesses, industry or initiatives including, without limitation, the consent decree or those matters described in STERIS’s Form 10-K for the year ended March 31, 2014 and other securities filings, may adversely impact Company performance, results, prospects or value, (o) the possibility that anticipated financial results or benefits of recent acquisitions, or of STERIS’s restructuring efforts will not be realized or will be other than anticipated, (p) the effects of the contractions in credit availability, as well as the ability of STERIS and Synergy’s customers and suppliers to adequately access the credit markets when needed, and (q) those risks described in STERIS’s Annual Report on Form 10-K for the year ended March 31, 2014, and other securities filings.

Important Additional Information Regarding the Transaction Will Be Filed With The SEC

It is expected that the shares of New STERIS to be issued by New STERIS to Synergy Shareholders in the U.K. law scheme of arrangement transaction that forms a part of the transaction will be issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 3(a)(10) thereof.

In connection with the issuance of New STERIS shares to STERIS shareholders pursuant to the merger that forms a part of the transaction, New STERIS will file with the SEC a registration statement on Form S-4 that will contain a prospectus of New STERIS as well as a proxy statement of STERIS relating to the merger that forms a part of the transaction, which we refer to together as the Form S-4/Proxy Statement.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE FORM S-4/PROXY STATEMENT, AND OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. Those documents, if and when filed, as well as STERIS’S and New STERIS’s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov, at STERIS’s website at www.steris-ir.com. Security holders and other interested parties will also be able to obtain, without charge, a copy of the Form S-4/Proxy Statement and other relevant documents (when available) by directing a request by mail or telephone Julie_Winter@steris.com or (440) 392-7245. Security holders may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.

STERIS, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the transactions contemplated by the Proxy Statement. Information about the directors and executive officers of STERIS is set forth in its Annual Report on Form 10-K for the year ended 31 March, 2014, which was filed with the SEC on 29 May, 2014, and its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on 9 June, 2014. Other information regarding potential participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Form S-4/Proxy Statement when it is filed.

Synergy and New STERIS are each organised under the laws of England. Some of the officers and directors of Synergy and New STERIS are residents of countries other than the United States. As a result, it may not be possible to sue Synergy, New STERIS or such persons in a non-US court for violations of US securities laws. It may be difficult to compel Synergy, New STERIS and their respective affiliates to subject themselves to the jurisdiction and judgment of a US court or for investors to enforce against them the judgments of US courts.

Participants in the Solicitation

STERIS, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the transactions contemplated by the Proxy Statement. Information about the directors and executive officers of STERIS is set forth in its Annual Report on Form 10-K for the year ended 31 March, 2014, which was filed with the SEC on 29 May, 2014, and its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on 9 June, 2014. Other information regarding potential participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement/Prospectus when it is filed.

Responsibility

The directors of STERIS accept responsibility for the information contained in this document and, to the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and it does not omit anything likely to affect the import of such information.